Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of CTPartners Executive Search Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated: February 23, 2015

DHR INTERNATIONAL, INC.

By	/s/ Geoffrey D. Hoffmann
Name:	Geoffrey D. Hoffmann
Title:	Chief Executive Officer

/s/ David H. Hoffmann
DAVID H. HOFFMANN